                                                                      Exhibit 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                           Three Months Ended
                                                March 31,                                  Year Ended December 31,
                                                ---------                                  -----------------------
                                           2001          2000          2000          1999         1998         1997          1996
                                           ----          ----          ----          ----         ----         ----          ----

Interest Expense                        $  25,100     $  18,300     $ 100,300     $  55,200     $101,900    $  90,400     $ 142,100

Capitalized Interest                          375         1,200         3,946            --           --           --            --

Estimated Interest Portion of
    Rent Expense                            4,574         3,827        15,614        13,948       12,352       10,864        10,035
                                        ---------     ---------     ---------     ---------     --------    ---------     ---------

Fixed Charges                           $  30,049     $  23,327     $ 119,860     $  69,148     $114,252    $ 101,264     $ 152,135
                                        =========     =========     =========     =========     ========    =========     =========
Income From Continuing
    Operations Before Income Taxes      $  86,800     $ 129,100     $ 549,900     $ 518,600     $523,600    $ 483,200     $ 470,700

Add: Fixed Charges                         29,674        22,127       115,914        69,148      114,252      101,264       152,135

       Dividends From Less Than
       50% Owned Companies                     --            --            --            --           --           --           287

Less:  Equity in (Earnings) / Losses
       of Less Than 50% Owned
       Companies                             (702)       (1,289)       (3,367)       (1,069)         595         (320)       (1,609)
                                        ---------     ---------     ---------     ---------     --------    ---------     ---------

Earnings Before Fixed Charges           $ 115,772     $ 149,938     $ 662,447     $ 586,679     $638,447    $ 584,144     $ 621,513
                                        =========     =========     =========     =========     ========    =========     =========

Ratio of Earnings to Fixed Charges           3.9x          6.4x          5.5x          8.5x         5.6x         5.8x          4.1x


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